Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated September 14, 2017, with respect to the balance sheets of SinfoniaRx Business (A Business of Sinfonia Healthcare Corporation) as of December 31, 2016 and 2015, and the related statements of operations, changes in net parent investment and cash flows for the years then ended, included in Tabula Rasa HealthCare, Inc.’s Current Report on Form 8-K/A dated October 13, 2017 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ BeachFleischman PC

Tucson, Arizona

October 13, 2017